UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):       October 13, 2009

StockerYale, Inc.
(Exact name of registrant as specified in its charter)

Massachusetts (State or other jurisdiction of incorporation)	000-27372 (Commission File No.)	04-2114473 (IRS Employer Identification No.)

32 Hampshire Road Salem, New Hampshire (Address of principal executive offices)		03079 (Zip Code)

(603) 893-8778
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

Purchase and Sale Agreement

On October 13, 2009, StockerYale, Inc. (the “Company”) and StockerYale Canada, Inc., a wholly owned subsidiary of the Company (“SYC”), entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with Coherent, Inc. (collectively with a wholly owned subsidiary of Coherent, “Coherent”), pursuant to which Coherent purchased from the Company and SYC substantially all assets and rights of SYC and the Company’s specialty optical fiber business (“SOF”) that are necessary for or primarily related to the business of SYC and SOF (collectively, the “Businesses”).  The Businesses represent the Company’s North American operations.

The closing of the transactions contemplated by the Purchase Agreement (the “Closing”) occurred simultaneously with execution of the Purchase Agreement by the parties.

The purchase price consisted of a cash payment of $15,000,000 by Coherent to the Company and SYC, and assumption by Coherent of certain liabilities of the Company and SYC, which includes approximately $3,400,000 of accounts payable and the obligations of the Company and SYC under the contracts transferred to Coherent with respect to the Businesses. The purchase price is subject to adjustment in the event that the value of the “net assets” (as defined in the Purchase Agreement) delivered at the Closing is more or less than a specified agreed-upon amount.  A portion of the cash payment ($750,000) will be held in escrow for a period of up to one year (subject to the resolution of any existing claims) following the closing of the transaction and may be drawn upon to satisfy any purchase price adjustment or any indemnification obligations of the Company and SYC pursuant to the Purchase Agreement.  The Company and SYC also agreed not to compete with the Businesses, as described in the Purchase Agreement, for five years.

Proceeds from the transaction have been or will be used to pay off and satisfy in full all obligations owed to Laurus Master Fund and its related entities (approximately $7,900,000 including fees), all transaction-related expenses, the amounts owed relating to the Montreal Lease Amendment (described below), and for working capital and general corporate purposes for the Company’s ongoing and future operations.

The Company will continue to operate its LED systems and PPL businesses, which are based in Ireland and the United Kingdom.

Montreal Lease

Simultaneously with the Closing, SYC executed a Lease Amending Agreement (the “Montreal Lease Amendment”) with the landlord to amend the Lease Agreement dated as of December 22, 2005 (the “Montreal Lease”). The Montreal Lease Amendment  shortens the term of the Montreal Lease from having an expiration date of November 31, 2015 to: (a) with respect to space subleased by Coherent from SYC, the date  one year from Closing plus the option by Coherent to extend for up to three additional months; and (b) with respect to space being subleased by an existing subtenant of SYC, the date of termination of such sublease.  In connection with such amendment, SYC agreed to pay the landlord CDN$550,000, plus applicable taxes, which includes cash and the forfeiture by SYC of prepaid rent.

Salem, New Hampshire Lease

Simultaneously with the Closing, the Company entered into a First Amendment to Lease (the “NH Lease Amendment”) with 55 Heritage (Salem) LLC (the Company’s landlord for its Salem, NH facility) with respect to a Lease dated December 29, 2005 for the Company’s corporate headquarters in Salem, NH (the “NH Lease”).  The NH Lease Amendment provides for the reduction of the square footage leased by the Company, to allow for a direct lease between the landlord and Coherent, and rent payments by the Company of $16,949 per month for the remainder of 2009 and $12,711.75 per month for 2010, with such lease expiring no later than December 31, 2010, subject to the landlord’s right to recapture such leased space earlier.

The foregoing description is subject to, and qualified in its entirety by, the Purchase Agreement, the Montreal Lease Amendment and the NH Lease Amendment, which are filed as exhibits hereto and incorporated herein by reference.

Item 2.01.  Completion of Acquisition or Disposition of Assets.

The information set forth under Item 1.01 is incorporated by reference into this Item 2.01.

Item 9.01  Financial Statements and Exhibits.

(d) The exhibits listed in the Exhibit Index below are filed with this report.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

StockerYale, Inc.

Date: October 14, 2009

	By:	/s/ Mark Blodgett
Mark Blodgett
Pesident and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Purchase and Sale Agreement dated as of October 13, 2009 by and among StockerYale, Inc., Coherent, Inc., and StockerYale Canada, Inc.

10.2	Lease Amending Agreement dated October 13, 2009 between StockerYale Canada, Inc. and The Standard Life Assurance Company of Canada.

10.3	First Amendment to Lease dated October 13, 2009 between StockerYale, Inc. and 55 Heritage (Salem) LLC.

99.1	Press Release of the registrant dated October 14, 2009.